Exhibit 23.1

Consent of Independent Auditors

We consent to the inclusion in this Current Report on Form 8-K/A of Hawthorn Bancshares, Inc. of our report dated October 23, 2026, relating to the consolidated financial statements of FSC Bancshares, Inc. which appear in this Form 8-K/A as of and for the fiscal year ended December 31, 2025.

/s/ The Whitlock Co., LLP

Springfield, Missouri
October 29, 2026